EXHIBIT 2.1

AGREEMENT AND PLAN OF REVERSE ACQUISITION

This Agreement and Plan of Reverse Acquisition (this “Agreement”) is made and entered into as of September 29, 2009 by and among ActiveWorlds Corp., a U.S. public reporting company incorporated in Delaware whose shares are traded on the OTC Bulletin Board under the symbol: AWLD (“ActiveWorlds” or the “Purchaser”), Baytree Capital Associates, LLC, a Delaware Limited Liability Company ("Baytree"), Wuhan Vogue-Show Jewelry Co., Ltd. (“Vogue-Show”), a People’s Republic of China (“PRC”) wholly-owned foreign enterprise (“WOFE”), Dragon Lead Group Limited (“Dragon”), a British Virgin Islands (BVI) corporation, and the stockholders of Dragon set forth on Appendix A hereto. (the “Stockholders”).

RECITALS

A.

WHEREAS, the Stockholders own all of the issued and outstanding capital stock of Dragon (the “Dragon Stock”).

B.

WHEREAS, Dragon owns all of the registered capital stock of Vogue-Show (the “Vogue-Show Stock”) (collectively, the Stockholders, Vogue-Show and Dragon shall be referred to herein as the “Seller”, and Dragon and Vogue-Show shall be referred to as the "Corporate Sellers").

C.

WHEREAS, Vogue-Show has entered into a series of captive agreements (“variable interest agreements” or “VIEs”) with Wuhan Kingold Jewelry Co., Ltd., a People’s Republic of China (“PRC”) corporation (“Kingold”) and the stockholders of Kingold under which Kingold has agreed to pay 95.83% of its profits to Vogue-Show and about 95.83% of Kingold’s shareholders have pledged their shares and delegated their voting powers in Kingold to Vogue-Show.

D.

WHEREAS, subject to the terms and conditions set forth herein, the Stockholders wish to sell to ActiveWorlds and ActiveWorlds desires to purchase from the Stockholders all of the Dragon Stock for the purchase price set forth below ("Reverse Acquisition").

E.

WHEREAS, simultaneous with the sale and purchase of the Dragon Stock, ActiveWorlds will complete a private placement in an amount of USD 5,000,000.

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF STOCK;

PRIVATE PLACEMENT

1.1

Purchase and Sale of Stock

Subject to the terms and conditions hereof, on the Closing Date (as defined below), the Stockholders shall each sell, convey, transfer, assign and deliver to ActiveWorlds, and ActiveWorlds shall purchase from the Stockholders, all the issued and outstanding common shares of Dragon (the “Transaction”).

1.2

The Closing

The closing of this Transaction (the “Closing”) shall occur on October ____ , 2009 (the “Closing Date”) at 10:00 a.m. local time at the offices of Cyruli Shanks Hart & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section 2.3 hereof) or otherwise.

1.3

Purchase Price

Subject to the terms and conditions of this Agreement, the total purchase price for the Dragon Stock (the “Purchase Price”) shall be 66,208,466 newly issued of ActiveWorlds Common Stock, par value USD 0.001 shares (the "Consideration Shares").

1.4

Private Placement

It is contemplated by the parties that in connection with the Reverse Acquisition and simultaneous with the Closing, ActiveWorlds shall conduct a private placement to accredited investors of 10,041,687 shares of ActiveWorlds Common Stock (the “Investor Stock”) and 5,020,844 five year warrants with an exercise price of USD 0.498 per share (the “New Warrants”) for a total price of USD 5,000,000, utilizing a registered broker/dealer which is reasonably acceptable to the parties, as placement agent (the “Private Placement”).

1.5

Assistance in Consummation of the Purchase and Sale of Stock

The Sellers and ActiveWorlds shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Transaction and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

1.6

Tax and Accounting Consequences

It is intended by the parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

As of the date of this Agreement and as of the Closing, Dragon, Vogue-Show, and the Stockholders jointly and severally with each other, represent and warrant to ActiveWorlds (which representations and warranties shall survive the Closing to the extent provided in Section 10.3 hereof) all as follows in this Article II:

2.1

Good Title

The Stockholders own all of the issued and outstanding shares of Dragon  Stock free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.

Dragon owns all of the registered capital of Vogue-Show free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer, preemptive right or option, in accordance with Vogue-Show’s Articles of Association and the Certificate of Approval for Establishment of Enterprise with Foreign Investment in the People’s Republic of China (Shangwaizi Jing Zi 2009 No. 3) issued on February 13, 2009 by Wuhan Municipal Government.

2.2

Organization, Good Standing

Each of the Corporate Sellers is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of their respective jurisdictions of organization. Each of the Sellers has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a material adverse effect upon its business, business prospects, assets, operations or financial condition (a “Material Adverse Effect”).

Each of the Corporate Sellers has delivered or made available to ActiveWorlds a true and correct copy of, as the case may be, Certificates of Incorporation, Memorandum and Articles of Association and/or other equivalent organizational documents, each as amended to date, and each accurately translated into English. None of the Corporate Sellers is in violation of any of the provisions of its respective Memorandum and Articles of Association, Bylaws or equivalent organizational documents. The organizational documents of each of the Corporate Sellers are valid and subsisting.

2.3

Authorization

Each of the Corporate Sellers has full corporate power and authority and the Stockholders have the full power, right and authority to enter into this Agreement and each of the documents to which it or he is a party in relation to the Transaction(collectively, the “Operative Documents”), and to carry out the Transaction. This Agreement is, and each Operative Document to which the Sellers are a party will be, on the Closing Date, duly executed and delivered by each of the Sellers, as applicable, and this Agreement is, and each Operative Document to which the Sellers are a party will be, on the Closing Date, a legal, valid and binding obligation of each, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

2.4

Authorized Capitalization

Dragon’s authorized capital stock consists solely of 50,000 shares of registered shares, par value USD 1.00 per share (“Dragon Common Stock”) of which 11,500 shares are issued and outstanding on the date of this Agreement and entirely held by the Stockholders.  All issued and outstanding shares of Dragon Common Stock are validly issued, fully paid and non-assessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Dragon to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock.  Except as specifically set forth in Schedule 2.8, there are no voting trusts or other agreements or understandings with respect to the capital stock of Dragon to which Dragon or the Stockholders are a party or by which the Stockholders or Dragon are bound.

Vogue-Show’s registered capital is HKD 1,000,000 (“Vogue-Show Registered Capital”) of which HKD 200,000 has been paid up.  Vogue-Show is a wholly foreign owned entity and the sole owner of all the equity interest in Vogue-Show is Dragon. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Vogue-Show to issue any additional shares of any of its registered capital. Except as specifically set forth in Schedule 2.8 there are no voting trusts or other agreements or understandings with respect to the capital stock of Vogue-Show  to which Vogue-Show is a party or by which Vogue-Show is bound.

2.5

Subsidiaries and Affiliates

A.  Dragon has no Subsidiaries except Vogue-Show. Except for Vogue-Show, Dragon does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

B.  Vogue-Show has no Subsidiaries and except for Kingold does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

As used in this Agreement, “Subsidiary”, when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person.

2.6

No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the Operative Documents by the Sellers and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to any of the Sellers, except for such as have been obtained at or prior to the Closing (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a “Person”) (the consent of all such Persons to be duly obtained by the Sellers at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which any of the Sellers is a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of any of the Sellers or upon any of the capital stock of any of the Sellers, (e) conflict with or result in a breach of or constitute a default under any provision of any organizational documents of any of the Corporate Sellers, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of the Sellers.

2.7

Financial Statements

Dragon has delivered to ActiveWorlds audited consolidated financial statements including a consolidated balance sheet, statement of operations and comprehensive income, statements of cash flows and statements of shareholder equity of Dragon, together with the related notes thereto for the 12-month periods ended December 31,

2008 and 2007 (collectively, the “Audited Financial Statements”) and unauditied consolidated financial statements for the six month period ended June 30, 2009 the "Interim Financial Statements").  The Audited Financial Statements are complete and correct in all material respects and fairly present the financial condition of Dragon and its Subsidiaries as of the dates thereof and the results of their operations for the fiscal years ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied

Neither Dragon nor its Subsidiaries has any material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Audited Financial Statements, except for liability reserves or obligations incurred since the date of the Audited Financial Statements in the ordinary course of business and consistent with past practice and not in excess of USD 25,000 in the aggregate or USD 5,000 individually.

2.8

Absence or Certain Changes or Events

Except as specifically set forth in Schedule 2.8, the Audited Financial Statements, the Interim Financial Statement or as specifically contemplated by this Agreement, since June 30, 2009, neither of the Corporate Sellers nor any of their officers or directors in their representative capacity on behalf of the Corporate Sellers has:

(a)

taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(b)

forgiven or canceled any material indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Stockholders or any officer, director or employee of Vogue-Show or Dragon);

(c)

suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations (a "Material Adverse Change");

(d)

borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate USD 25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the balance sheet contained within the Interim Financial Statements (the “June 30 Balance Sheet”) or incurred since the date of the June 30  Balance Sheet in the ordinary course of business and consistent with past practice which do not exceed USD 25,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any material bad debt, contingency or other reserves;

(e)

permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

(f)

written down the value of any material inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any material notes or accounts receivable;

(g)

sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h)

disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or trade secrets;

(i)

made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of USD 50,000.00;

(j)

made any change in any method of accounting or accounting practice;

(k)

issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or acquired, directly or indirectly, any shares of capital stock or other securities, or otherwise permitted the material withdrawal by any of the holders of capital stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

(l)

paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), with the exception of travel or other employment related advances, to, or entered into any agreement or arrangement with, any of the holders of capital stock of Kingold , or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of January 1, 2009;

(m)

entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person in excess of USD50,000.

(n)

received notice of, or otherwise obtained knowledge of:  (i) any material claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty materially adverse before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations which relate directly to the transactions contemplated herein or which would otherwise have a Material Adverse Effect, or

(o)

agreed, whether in writing or otherwise, to take any action described in this Section 2.8 not otherwise specifically disclosed pursuant to this Section 2.8.

2.9

Taxes

The Sellers have (a) duly and timely filed, with the PRC and other appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to each Seller and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, severance, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the Chinese Government, the Government of the British Virgin Islands or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore, except as described in Schedule 2.9, (i) the reserves and provisions for Taxes reflected in the Interim Balance Sheet are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against any of the Sellers and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against any of the Sellers of any additional material tax liability with respect to any period for which tax returns have been filed; and (iv) none of the Sellers has filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

2.10

Property

The Corporate Sellers, as of the date hereof, shall have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the June 30 Balance Sheet or acquired after the June 30  Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since theJune 30  Balance Sheet Date in the ordinary course of business) (the “Real Property and Personal Property”, respectively), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the June 30  Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on such Corporate Seller. The property and equipment of Kingold that is used in the operations of its businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect.

Schedule 2.10 identifies each parcel of real property owned or leased by each of the Corporate Sellers. Neither the whole nor any portion of any assets or property of the Corporate Sellers are subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, has any such condemnation, expropriation or taking been proposed.

2.11

Contracts

Schedule 2.11 contains a complete and accurate list of all material contracts, oral or written, to which Kingold is a party or by which Kingold is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that Schedule 2.11 does not include: (a) purchase orders received by Kingold in the ordinary course of its business from its customers; (b) purchase orders issued by Kingold in the ordinary course of its business to its suppliers and subcontractors involving less than USD 500,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than USD 5,000 individually and USD 15,000 in the aggregate.  Except as set forth in Schedule 2.11, all material contracts are valid, binding and enforceable in accordance with their terms against each party thereto, are in full force and effect, Kingold has performed all material obligations imposed upon it thereunder, and neither Kingold nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been heretofore delivered to ActiveWorlds.

2.12

Customers and Suppliers

Schedule 2.12 sets forth: (a) a list of the customers of Kingold accounting for 5% or more of Kingold 's sales during fiscal year 2008 showing the approximate total sales by Kingold to each such customer during the fiscal year last ended and (b) a current list of the suppliers of Kingold from whom Kingold has purchased more than 5% of the goods purchased by Kingold in fiscal year 2008. Kingold has no reasonable basis to expect any material modification to its relationship with any customer or supplier named in Schedule 2.12.  Except as set forth in Schedule 2.12, (i) Kingold has not had any customer who accounted, directly or indirectly, for more than 5% of its sales during fiscal years 2008 and 2007, and (ii) Kingold has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during fiscal years 2008 and 2007. Kingold is not bound by any contract which prohibits the use or publication by Kingold of the name of any party to such contract and Kingold is not a party to or bound by, any contract which prohibits or in any way restricts Kingold from freely providing services to any other customer of Kingold or any potential customer of Kingold. Except as set forth in Schedule 2.12, none of Kingold's customers has canceled or substantially reduced or, to the knowledge of Kingold , is currently attempting or threatening to cancel a contract of more than USD 500,000 or materially reduce utilization of the services provided by Kingold. Schedule 2.12 sets forth all of Kingold's material vendor authorizations and vendor relationships.

2.13

Litigation; Claims and Legal Proceedings

Except disclosed in Schedule 2.13, none of the Sellers is a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation which, if decided adversely to such Seller, would have a Material Adverse Effect, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting any of the Sellers, its management or its properties. Each of the Sellers has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

Except as set forth in Schedule 2.13, there are noclaims, actions, suits, arbitrations or proceedings pending or involving or to the knowledge of the Sellers threatened against, or investigations involving any of the Sellers before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, which, if decided adversely to such Seller, would have a Material Adverse Effect to the knowledge of the Sellers. There is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation (other than as noted in Schedule 2.13) adverse to the business, business prospects, assets, operations or condition (financial or other) of any of the Sellers before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which any of the Sellers is a party which involve the transactions contemplated herein or which would have a Material Adverse Effect.

2.14

Labor Matters

There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of the Sellers threatened or involving Kingold or any of its present or former employees. Kingold  to the knowledgeof the Sellers, is in material compliance with all applicable law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours, where the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of Kingold. Kingold is not engaged in any unfair labor practice and has no liability for any arrears of wages or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or affecting Kingold and Kingold has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on Kingold.  Kingold has no knowledge of any organizational efforts presently being made on behalf of any labor union with respect to employees of Kingold and Kingold has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.on Kingold.

2.15

Employee Benefit Plans

Except as set forth in Schedule 2.15, Kingold has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which Kingold has any material liability (“Employee Benefit Plan”).

2.16

Intellectual Property.

Except as set forth on Schedule 2.16, Kingold owns, or has licenses to use or otherwise possesses legally enforceable and unencumbered rights to use, any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information or material that are used in Kingold's business.

2.17

Accounts Receivable

All accounts receivable reflected in the Audited Financial Statements, or the Interim Financial Statements or existing at the Closing, represent sales actually made in the ordinary course of business, as recognized in accordance with United States generally accepted accounting principals.  Except as described in Schedule 2.17, Sellers have no reason to believe that any such account receivable is not or shall not, be collected in the amounts shown. The bad debt reserves and sales return allowances as reflected in the Audited Financial Statements are adequate. Set forth in Schedule 2.17 is a full and complete list of all accounts receivable of Kingold existing as of the Closing Date.

2.18

Restrictions on Business Activities.

Each of the Corporate Sellers has obtained, as of the date hereof, each governmental consent, license, permit, grant, or other authorization of a governmental authority (i) pursuant to which it currently operates or holds any interest in any of its properties or (ii) that is required for the operation of its business or the holding of any such interest ((i) and (ii) herein collectively called ‘‘Company Authorizations’’), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on such Seller.  Kingold is a member in good standing to buy gold from the Shanghai Gold Exchange and diamonds from the Shanghai Diamond Exchange.

2.19

Corporate Books and Records

Each of the Corporate Sellers has furnished to ActiveWorlds or its representatives for their examination true and complete copies of its (a) applicable organizational documents including all amendments thereto, (b) minute books, and (c) stock register books.

2.20

Foreign Corrupt Practices Act.

None of the Sellers, nor any director, officer, or key employee, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any governmental authority from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of any of the Sellers. None of the Sellers, nor any director, officer, key employee, or other person associated with or acting on behalf of either has committed any acts or omissions which would constitute a breach of relevant PRC, United States or British Virgin Islands criminal laws, including but not limited to corruption laws.

2.21

Applicable Laws

Each of the Sellers has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Real Property and the Personal Property, the failure to comply with which would, in the aggregate, have a Material Adverse Effect including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading- with-the-enemy matters. None of the Sellers has received any notification of any asserted present or past unremedied failure by them to comply with any of such laws, rules, regulations, ordinances, decrees or orders. as authorized by the PRC government, to own, use, lease its assets and conduct its business as described in its business license. The articles of association, the business licenses and the approval certificate of Vogue-Show and Kingold are in compliance with the requirements of applicable PRC laws and regulations and are in full force and effect.

2.22

Insurance

Schedule 2.22 lists all of Kingold's policies of insurance. Kingold maintains such policies of insurance as are appropriate to Kingold’s operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.

2.23

Money Laundering Laws

The operations of each of the Corporate Sellers are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions in which it conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the ‘‘Money Laundering Laws’’) and no proceeding involving any of the Sellers with respect to the Money Laundering Laws is pending or, to its knowledge threatened.

2.24

Brokers and Finders

Each of the Sellers represents and warrants, that with the exception of WLT Brothers Capital, Inc., Daily Fortune Investment, and Baytree Capital Associates LLC, neither they nor any of them nor any director, officer, agent or employee acting on their behalf has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents. At the Closing, Daily Fortune will receive 833,335 shares of ActiveWorld’s common stock as compensation for services.  The Stockholders shall be solely responsible for any additional fees payable to WLT Brothers Capital, Inc and/or Daily Fortune.

2.25

Government Contracts

Kingold has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the PRC government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. Kingold has not been nor is it now being audited or investigated by the PRC or any of its agencies or the United States Government.  There is no valid basis for Kingold's suspension or debarment from bidding on contracts or subcontracts for any agency of the PRC or any of its agencies or the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the PRC or any of its agencies or the United States government or the inspector general of any agency of the United States government. Kingold has never had a contract or subcontract terminated for default, nor has it ever been determined to be non-responsible, by any agency of the PRC or the United States government.  Kingold has no outstanding agreements, contracts or commitments which require it to obtain or maintain any governmental security clearances.

2.26

Domain Names

Schedule 2.6 sets forth all Internet domain names registered to Kingold , whether or not such domain names are currently in use. Kingold has no knowledge of any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by Kingold’s ownership of such domain names.

2.27

Web Sites

The information contained on Kingold’s Web sites regarding Kingold, its employees, business and products is accurate in all material respects

2.28

Environmental Issues

Kingold is in compliance in all material respects with applicable PRC and local laws, statutes, regulations, orders, directives and decisions rendered by any legislature, department, administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the use, storage, disposal, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances collectively, “Environmental Laws”).

2.29

Board Approval.

 The Boards of Directors of each of the Corporate Sellers have approved this Agreement.

2.30

Insider Interests

Except as set forth in Schedule 2.30 neither the Stockholders nor any officer of any of the Corporate Sellers has any interest (other than as a stockholder of Dragon ) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of Kingold or the corporate Sellers, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to Kingold or the corporate Sellers, its present or prospective business or its operations.

2.31

Investment Representations

Each Seller represents on his, her or its own behalf:

(a)

Investment. Each Stockholder shall receive the Consideration Shares with no intention of distributing or reselling the Consideration Shares or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the Stockholder's rights at all times to sell or otherwise dispose of all or any part of the Consideration Shares under an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

(b)

Exempt Transaction. Each Stockholder understands that the Consideration Shares received or to be received by the Stockholders pursuant to this Agreement have not been registered under the Securities Act and as a in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that each Stockholder will have to hold the Consideration Shares and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(c)

Experience. Each Stockholder acknowledges that the Stockholders and/or the Stockholder’s representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like ActiveWorlds.  The Stockholders have had access to the records of ActiveWorlds and has had the opportunity to ask questions concerning ActiveWorlds and an investment in the Consideration Shares.

2.32

VIE Agreements

Each of Vogue-Show and Kingold  has duly executed and delivered the VIE Agreements, as set forth on Schedule 2.32, to which it is a party and all necessary corporate actions to authorize the execution, delivery and performance of such documents have been taken. Each of the VIE Agreements constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against such party in accordance with their respective terms. the execution, delivery and performance of the VIE Agreements by each of Vogue-Show and Kingold do not result in (i) any violation of the provisions of the articles of association, business license or other constitutive documents of such party, or (ii) any violation of any applicable PRC laws and regulations.  The VIE Agreements are perpetual in nature.

2.33

WFOE Status

Vogue Show is an enterprise incorporated in the PRC and wholly owned by foreign investors. Vogue Show is subject to laws and regulations applicable to foreign investment in the PRC in general and laws and regulations applicable to wholly foreign owned enterprises, in particular.

2.34

Full Disclosure

The Sellers have not made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by the Sellers, in light of the circumstances in which they were made, not materially misleading.

ARTICLE III- REPRESENTATIONS AND

WARRANTIES OF ACTIVEWORLDS

Except as is otherwise described in the applicable Schedules, ActiveWorlds represents and warrants to the Sellers and Stockholders, as of the date of this Agreement and as of the Closing, all as follows in this Article III:

3.1

Organization, Good Standing

ActiveWorlds is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and a public reporting company whose shares are traded on the OTC Buletin Board with the trading code: AWLD, and has all requisite corporate power and authority to own, operate and lease ts properties and assets and to carry on its businesses as now conducted and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

3.2

Subsidiaries and Affiliates

ActiveWorlds has no Subsidiaries.

3.3

Authorization

ActiveWorlds has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which ActiveWorlds is a party will be, on the Closing Date, duly executed and delivered by ActiveWorlds, and this Agreement is, and each Operative Document to which ActiveWorlds is a party will be, on the Closing Date, a legal, valid and binding obligation of ActiveWorlds, enforceable against ActiveWorlds in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

3.4

No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the Operative Documents by ActiveWorlds, the issuance of the Consideration Shares to the Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to ActiveWorlds, (b) except for such consents or have been obtained at or prior to the Closing require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, not in 2.6 lease, note or other restriction, encumbrance, obligation or liability to which ActiveWorlds is a party or by which it is bound or to which any of its assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of ActiveWorlds or any capital stock of the Purchase, (e) conflict with or result in a breach of or constitute a default under any provision of the organisers documents of ActiveWorlds, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of ActiveWorlds.  Except as set forth on Schedule 3.4, no consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of ActiveWorlds in connection with the execution and delivery of this Agreement, the issuance of the Consideration Shares as the Purchase Price or the consummation of the transactions contemplated herein.

3.5

Authorized Capitalization

The authorized capital stock of ActiveWorlds consists (a) 100,000,000 shares of common stock, USD 0.001 par value (“ActiveWorlds Common Stock”) and (b) 500,000 shares of preferred stock, USD 0.001 par value (“ActiveWorlds Preferred Stock”).

As of the date hereof, there are: (a) no shares of ActiveWorlds Preferred Stock issued and outstanding, (b) 6,250,010 shares of ActiveWorlds Common Stock issued and outstanding, and (c) warrants to purchase 1,550,000 shares of ActiveWorlds Common Stock at exercise prices of USD 0.598 per share  (the “Existing Warrants”).

Except as set in Schedule 3.5, there are no additional outstanding subscriptions, options, including by way of employee or similar options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating ActiveWorlds to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of ActiveWorlds Preferred Stock or ActiveWorlds Common stock or obligating ActiveWorlds to grant, extend or enter into any agreement or commitment except for as otherwise herein.

3.6

Financial Statements

ActiveWorlds has delivered to Sellers audited consolidated financial statements including a consolidated balance sheet, statement of operations and comprehensive income, statements of cash flows and statements of shareholder equity of ActiveWorlds, together with the related notes thereto for the 12-month periods ended December 31, 2008 and 2007 (collectively, the “Audited Financial Statements”) and unauditied consolidated financial statements for the six month period ended June 30, 2009 the "Interim Financial Statement").  The Audited Financial Statements are complete and correct in all material respects and fairly present the financial condition of ActiveWorlds and its Subsidiaries as of the dates thereof and the results of their operations for the fiscal years ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied.

Neither ActiveWorlds nor its Subsidiaries has any material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Audited Financial Statements, except for liability reserves or obligations incurred since the date of the Audited Financial Statements in the ordinary course of business and consistent with past practice and not in excess of USD 25,000 in the aggregate or USD 5,000 individually.

3.7

Legal Proceedings

There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of ActiveWorlds, threatened against ActiveWorlds before or by any court or governmental, regulatory, quasi-governmental agency or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, and, to the knowledge of ActiveWorlds, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation.  There are not outstanding or unsatisfied judgments, orders, decrees or stipulations to which ActiveWorlds is a party which involved the transactions contemplated herein or which would have a material adverse effect on ActiveWorlds.

3.8

SEC Filings; Undisclosed Liabilities

ActiveWorlds has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "SEC") and ActiveWorlds has delivered or made available to the Stockholders all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "ActiveWorlds SEC Documents").As of their respective dates, the ActiveWorlds SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such

ActiveWorlds SEC documents, and none of the ActiveWorlds SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Stockholders prior to the date of this Agreement), none of the ActiveWorlds SEC Documents, contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of ActiveWorlds included in such ActiveWorlds SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of ActiveWorlds and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by ActiveWorlds's independent accountants).  Except as set forth in the ActiveWorlds SEC Documents, at the date of the most recent audited financial statements of ActiveWorlds included in the ActiveWorlds SEC Documents, ActiveWorlds had not, and since such date ActiveWorlds has not incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to ActiveWorlds.

3.9

Absence of Certain Changes or Events

Except as disclosed in the ActiveWorlds SEC Documents, since the date of the most recent financial statements included in the ActiveWorlds SEC Documents, ActiveWorlds has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been:

(a)

any Material Adverse Change with respect to ActiveWorlds;

(b)

any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to ActiveWorlds; or

(c)

any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of ActiveWorlds to consummate the transactions contemplated by this Agreement or the Operating Documents.

3.10

Litigation; Labor Matters; Compliance with Laws

There is no suit, action or proceeding or investigation pending or, to the knowledge of ActiveWorlds, threatened against or affecting ActiveWorlds or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to ActiveWorlds or prevent, hinder or materially delay the ability of ActiveWorlds to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Person or the Operating Documents outstanding against ActiveWorlds having, or which, insofar as reasonably could be foreseen by ActiveWorlds, in the future could have, any such effect.

ActiveWorlds is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to ActiveWorlds.

The conduct of the business of ActiveWorlds complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

3.11

Benefit Plans

ActiveWorlds is not a party to any Benefit Plan under which ActiveWorlds currently has an obligation to provide benefits to any current or former employee, officer or director of ActiveWorlds.

3.12

Certain Employee Payments

ActiveWorlds is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of ActiveWorlds of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not:

(a)

such payment, acceleration or provision would constitute a parachute payment, or

(b)

some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

3.13

Tax Returns and Tax Payments

ActiveWorlds has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of ActiveWorlds or is being asserted against ActiveWorlds, no audit of any Tax Return of ActiveWorlds is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by ActiveWorlds and is currently in effect.

3.14

Environmental Matters

ActiveWorlds is in material compliance with all applicable Environmental Laws.

3.15

Material Contract Defaults

ActiveWorlds is not or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Clause 3.15, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which ActiveWorlds is a party (a) with expected receipts or expenditures in excess of $10,000, (b) requiring ActiveWorlds to indemnify any person, (c) granting exclusive rights to any party, (d) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (e) which, if breached by ActiveWorlds in such a manner would (i) permit any other party to cancel or terminate the same (with or without notice of passage of time), (ii) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from ActiveWorlds or (iii) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

3.16

Brokers and Finders

Neither ActiveWorlds, nor any director, officer, agent or employee acting on behalf of ActiveWorlds, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents other than Baytree Capital Associates, LLC. The compensation of Baytree Capital Associates, LLC shall be in accordance with the terms contained in the Letter of Intent between the parties.

3.17

Properties

ActiveWorlds has good, clear and marketable title to all the tangible, intangible, personal, real, etc., properties and tangible assets reflected in the latest balance sheet as being owned by ActiveWorlds or acquired after the date thereof which are, individually or in the aggregate, material to ActiveWorlds's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

3.18

Trademarks and Related Contracts

ActiveWorlds does not hold any trademarks, trade secrets, or intellectual property, and is not party to any license agreements regarding such.

3.19

Board Recommendation

The Board of Directors of ActiveWorlds has unanimously determined that the terms of the Reverse Acquisition are fair to and in the best interests of the shareholders of ActiveWorlds.

3.20

Duly Authorized

As of the Closing, the issuance of the Consideration Shares to the Stockholders will be duly authorized and, when issued in accordance with the terms of this Agreement, Consideration Shares validly issued, fully paid and non-assessable.

3.21

Licenses, Permits, Authorizations, Etc.

ActiveWorlds has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect. ActiveWorlds has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations or permits.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS

OF ACTIVEWORLDS

The obligations of ActiveWorlds to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by ActiveWorlds.

4.1

Accuracy of Representations and Warranties

The representations and warranties of the Sellers contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

4.2

Performance of Agreement

The Sellers shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

4.3

Opinion of Counsel

ActiveWorlds shall have received an opinion of PRC counsel for Vogue-Show, in the forms set forth in Exhibit 4.3, with such customary changes and modifications as the Sellers shall reasonably request in light of the nature of the transactions contemplated hereby.

4.4

Consents to Transaction

ActiveWorlds shall have received written consents from each of the parties (other than the Sellers) to those agreements, leases, notes or other documents identified in Schedule 2.6 as requiring such consents, which consents shall in all respects be reasonably satisfactory to ActiveWorlds.

4.5

Officers' Certificate

Each of the corporate Sellers shall have delivered to ActiveWorlds a certificate of its President, dated the Closing Date, stating that the representations and warranties of the corporate Sellers contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

4.6

Stockholder’s Certificates

The Stockholders shall have each delivered to ActiveWorlds a certificate, dated the Closing Date, stating that the representations and warranties of the Stockholders contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

4.7

Due Diligence

ActiveWorlds shall have completed its due diligence review to its reasonable satisfaction, and its investigations shall not have revealed any facts or circumstances which, in their reasonable sole and absolute judgment, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of any of the Sellers.

4.8

Material Change

From December 31, 2008 to the Closing Date, none of the Sellers shall have suffered any Material Adverse Effect.

4.9

Registration Rights Agreement

ActiveWorlds, the Sellers and the Investors, shall have agreed upon definitive terms with respect to the Registration Rights Agreement substantially in the form set forth in Exhibit 4.9.

4.10

Good Standing Certificates

Dragon shall have delivered to ActiveWorlds a certificate of status dated as of no earlier than ten (10) days preceding the Closing Date, duly issued by the appropriate governmental authority, stating that it is in good standing.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE STOCKHOLDERS AND THE SELLER

The obligations of the Stockholders to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by the Sellers.

5.1

Accuracy of Representations and Warranties

The representations and warranties of ActiveWorlds contained herein and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

5.2

Performance of Agreement

ActiveWorlds shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

5.3

Private Placement

The Private Placement shall have been completed.

5.4

Officers' Certificate

ActiveWorlds shall have delivered to the Stockholders a certificate, dated the Closing Date, stating that the representations and warranties of ActiveWorlds contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

5.5

Opinion of Counsel

The Stockholders shall have received an opinion of counsel to ActiveWorlds, in the form set forth in Exhibit 5.5 with such customary changes and modifications as ActiveWorlds shall reasonably request in light of the nature of the transactions contemplated hereby.

5.6

Resignations

The Stockholders shall have received resignations effective as of the Closing of all of the directors and officers of ActiveWorlds.

5.7

Material Change

From December 31, 2008 to the Closing Date, ActiveWorlds shall not have suffered any Material Adverse Effect.

5.8

Filing of this Agreement

ActiveWorlds shall have filed or will promptly file after the Closing Date in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Reverse Acquisition to become effective, as may be required by applicable laws.

5.9

Modification of Existing Warrants

All exisiting warrants to purchase shares of ActiveWorlds common stock have been amended to increase the exercise price of each such warrant to USD 0.598 per share (equivalent to one hundred and twenty percent (120%) of the exercise price of the New Warrants) with all other terms and conditions of the Existing Warrants remaining unchanged.

 .

ARTICLE VI - CONDITIONS PRECEDENT TO

OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by ActiveWorlds and the Sellers.

6.1

Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

6.2

Approvals and Consents

Except as set forth in Schedule 6.2, all transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Sellers, and Active Worlds shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

6.3

Board of Directors Nominees

The Stockholder shall have nominated at least four (4) individuals including such number of independent directors as required by NASDAQ’s rules, to join the Board of Directors of ActiveWorlds and Baytree Capital Associates, LLC shall have nominated one (1) individual to join the Board of Directors of ActiveWorlds.

ARTICLE VII - COVENANTS

7.1

Conduct of Business by the Sellers Pending the Closing

A.  Prior to the Closing, unless ActiveWorlds shall otherwise agree or as otherwise contemplated by this Agreement:

(a)

Each of the Corporate Sellers shall conduct its business only in the ordinary course and shall not materially change its operations;

(b)

Each of the Corporate Sellers shall not (i) amend its organizational documents or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock or property;

(c)

None of the Corporate Sellers shall (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d)

Each of the Sellors shall use its best efforts to preserve Kingold's business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers and key employees; and

(e)

The Sellers shall promptly notify ActiveWorlds of any Material Adverse Change in Kingold .

B. Prior to the Closing, unless a majority of the Stockholders shall otherwise agree or as otherwise contemplated by this Agreement:

(a)

ActiveWorlds shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or, except as set forth herein, declare, set aside or pay any dividend payable in cash, stock or property;

(b)

Except as provided for herein, ActiveWorlds shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

(c)

ActiveWorlds shall promptly notify the Stockholders of any Material Adverse Effect.

7.2

Access and Information

Subject to ActiveWorlds’ compliance with Section 7.6 hereof, the Sellers shall afford ActiveWorlds and its respective accountants, counsel and other representatives full access during normal business hours throughout the period from the execution date to the Closing to all of the Corporate Seller’s properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, the Sellers shall furnish promptly to ActiveWorlds all information concerning their business, properties and personnel as ActiveWorlds may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of ActiveWorlds to consummate this Agreement.

Subject to the Sellers’ compliance with Section 7.6 hereof, ActiveWorlds shall afford the Sellers and their respective accountants, counsel and other representatives full access during normal business hours throughout the period from the execution date to the Closing to all of the ActiveWorlds’s properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, ActiveWorlds shall furnish promptly to the Sellers all information concerning their business, properties and personnel as the Sellers may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of the Sellers to consummate this Agreement.

7.3

Advice of Claims

From the date of this Agreement to and including the Closing Date, each party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any party hereto, of which such party has knowledge.

7.4

Cooperation

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of such other parties obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof.  No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.5

No Offers

Unless this Agreement terminates pursuant to Article IX hereof, none the Sellers shall, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of any of the Corporate Sellers or substantially all the assets of any of the Corporate Sellers or the business of Kingold , and the Sellers shall immediately cease any current negotiations.

7.6

Confidentiality

In connection with the transactions contemplated herein, ActiveWorlds and the Sellers are furnishing each other with certain information, which is either nonpublic, confidential or proprietary in nature.  All such information furnished by one party to the other or its representatives is hereinafter referred to as the “Confidential Information”.  As used in this Agreement, the “representatives” of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

(a)

The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by ActiveWorlds and the Sellers, ActiveWorlds and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein.  Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b)

Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c)

In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof.  Analyses, notes, studies or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

(d)

This Section 7.6 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e)

In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f)

Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section7.6. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.6 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g)

It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Section 7.6 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

7.7

Certain Provisions Related to Consents

The Sellers shall use commercially reasonable efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Operative Documents. The Sellers shall not obtain any consent that will affect any of the Sellers to their economic detriment. The Sellers shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that the Sellers shall not be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

7.8

Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to maintain for ActiveWorlds full title to all properties, assets and rights of the Sellers and to effect the transfer of the Dragon Stock to ActiveWorlds, to effect the issuance of the Consideration Shares to the Stockholders, to effectuate the Private Placement and to consummate any other transaction contemplated herein.

7.9

Notice of Certain Events.

The Sellers shall promptly notify ActiveWorlds, and ActiveWorlds shall promptly notify the Sellers of:

(a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Operative Document;

(b)  any notice or other communication from any governmental agency in connection with the transactions contemplated by this Agreement or any other Operative Document; and

(c)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Sellers if pending on the date of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement or any other Operative Document.

7.10

SEC Compliance.

Following the Closing Date, at all times ActiveWorlds shall continue to comply with all of the provisions applicable to it of the Exchange Act, unless and until ActiveWorlds has sold all or substantially all of its assets in a transaction requiring the approval of its Stockholders or merged with and into another issuer.

7.11

Corporate Governance.

Following the Closing Date, Purchaser, at all times, shall comply with the corporate governance requirements set forth by NASDAQ for companies seeking initial listing on the NASDAQ Capital Market, as set forth in the May 2009 NASDAQ Stock Market Corporate Governance Certification Form, as such form may be amended from time to time.

7.12

Registration of Investor Shares and Warrants.

Pursuant to the terms of the Registration Rights Agreement, Active Worlds hereby agrees that no later than thirty (30) days following the Closing (the ‘‘Filing Date’’), ActiveWorlds shall prepare and file with the SEC a ‘‘resale’’ registration statement (the ‘‘Registration Statement’’), providing for the resale of all of the Investor Stock, the shares of ActiveWorlds common stock underlying the New Warrants and the shares of ActiveWorlds common stock underlying the Existing Warrants for an offering to be made on a continuous basis pursuant to Rule 415, subject to the terms and conditions of the Registration Rights Agreement. ActiveWorlds shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the earlier of (a) the ninetieth (90th) day following the Filing Date or (b) the date which is within three (3) Business Days after the date on which the SEC informs ActiveWorlds the (i) the SEC will not review the Registration Statement.

7.13

Form 8-K

At least five (5) days prior to Closing, the Sellers and ActiveWorlds shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Kingold and its independent auditor, and such other information that may be required to be disclosed with respect to the transaction completed herein (the ‘‘Super Form 8-K’’), which shall be in a form reasonably acceptable to all parties. Within four (4) business days following the Closing, ActiveWorlds shall file the Super Form 8-K with the SEC.

7.14

Right of ActiveWorlds to Effect Transaction with Newly Formed Subsidiary; Change of Name

Upon Closing; ActiveWorlds’s name shall change to the name designated by Stockholders pursuant to Delaware Statutes.  For this purpose ActiveWorlds may, prior to the Closing, to effect the Transaction with a newly formed Delaware corporation wholly-owned by ActiveWorlds in the stead of ActiveWorlds, provided that such election by ActiveWorlds shall not affect the representations and warranties or duties and obligations (other than altering the parties to the Transaction) made by ActiveWorlds to the Sellers.

7.15

Translation of Kingold’s Web Site

Within twenty (20) days following the Closing, Kingold’s Web site shall contain a version of the contents of the Web site translated into English.

7.16

Reverse Stock Split.

Subsequent to the Closing but prior to the earlier to occur of (i) a follow-on public offering, and (ii) a period of three (3) years, no reverse stock split of ActiveWorlds’ common stock shall occur without the consent of Baytree Capital Associates LLC, which consent shall not be unreasonably withheld.

7.17

Investor Relations, Corporate Counsel and Independent Auditor

The parties agree that for a period of three (3) years, Baytree Capital Associates, LLC shall work together with Stockholders to find candidates for Activeworlds’ independent auditor, corporate counsel, investor relations firm and Chief Financial Officer that are reasonably acceptable to the parties.

ARTICLE VIII -

DOCUMENTS DELIVERED AT CLOSING

8.1

Documents at Closing

At the Closing, the following documents shall be delivered:

(a) The Sellers shall deliver, or shall cause to be delivered, to ActiveWorlds the following:

(i) a certificate executed by the President and Secretary of each of the Corporate Sellers and by the Stockholders to the effect that all representations and warranties made by the Sellers under this Agreement are true and correct as of the Closing, the same as though originally given to ActiveWorlds on said date;

(ii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iii) certified copies of resolutions adopted by the directors of the Corporate Sellers authorizing this transaction;

(iv)  the opinions of counsel set forth in Exhibit 4.3; and

(v) all other items, the delivery of which is a condition precedent to the obligations of ActiveWorlds as set forth herein.

(b) ActiveWorlds will deliver or cause to be delivered to the Sellers:

(i)  stock certificates representing the shares of ActiveWorlds’ Common Stock to be issued to the Stockholders as the Purchase Price;

(ii)  a certificate of the President of ActiveWorlds, to the effect that all representations and warranties of ActiveWorlds made under this Agreement are true and correct as of the Closing, the same as though originally given to the Sellers on said date;

(iii)  certified copies of resolutions adopted by ActiveWorlds’ board of directors authorizing the transaction contemplated hereunder and all related matters described herein;

(iv)  certificate from the jurisdiction of incorporation of ActiveWorlds dated at or about the Closing Date that ActiveWorlds is in good standing under the laws of said state;

(v)  documentation in form satisfactory to the Sellers certifying that all Existing Warrants to purchase in aggregate 1,550,000 ActiveWorlds shares have been repriced to USD 0.598 per share with all other terms and conditions of the Existing Warrants remaining unchanged.

(vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(vii) the opinion of counsel set forth in Exhibit 5.5; and

(viii)  resignations of the officers and directors of ActiveWorlds.

ARTICLE IX - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a)

by the mutual consent of a majority of the Stockholders and ActiveWorlds;

(b)

by either a majority of the Stockholders or ActiveWorlds if the other parties shall have substantially and materially breached their agreements hereunder; provided, however, that the Sellers may not terminate this Agreement for a breach by any other of the Sellers.  Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach.  In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching party shall be permitted;

(c)

by ActiveWorlds in the event that its due diligence review reveals any facts or circumstances which, in their reasonable judgment, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of any of the Sellers, or in the event that the placement agent for the Private Placement notifies ActiveWorlds of similar results of its due diligence review; or

(d)

by either a majority of the Stockholder or ActiveWorlds if the Closing has not occurred by November  30, 2009; provided that the party electing to terminate has used its best efforts to consummate the Closing prior to November 30, 2009.

In the event of any termination pursuant to this Article IX (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement.  All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE X - GENERAL

10.1

Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement and the Operative Documents (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

10.2

Amendment

The Sellers and ActiveWorlds may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

10.3

Indemnification and Survival of Warranties

10.3.1

(a) The Sellers agree to indemnify ActiveWorlds, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by the Sellers in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by the Sellers in this Agreement or the Operative Documents.

(b)

ActiveWorlds agrees to indemnify and to hold harmless the Stockholders and their successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by ActiveWorlds in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by ActiveWorlds in this Agreement or the Operative Documents.  The representations and warranties of ActiveWorlds contained in this Agreement shall not survive the Closing.

10.3.2

If any Person entitled to indemnification pursuant to Section 10.3.1 hereof (an “Indemnitee”) is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

10.3.3

The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, ActiveWorlds and the Sellers shall permit each other reasonable access, subject to the provisions of Section 7.9 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

10.3.4

The representations and warranties of the Sellers contained in this Agreement shall survive the Closing for a period of two (2) years from the Closing.

10.3.5  Notwithstanding anything to the contrary contained herein, the maximum liability of the Stockholders and the Corporate Sellers under Section 2.32 above shall be USD250,000; provided that, in the event that as a result of a breach of the representations contained in Section 2.32, Vogue Show is unable to collect 95% of the profits of Kingold, the Stockholders maximum liability shall not exceed the then-current value of the Consideration Shares; provided that, the Consideration Shares are returned to Activeworlds for cancellation.

10.4

Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5

Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

10.6

Applicable Law

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts executed and to be fully performed in such state by citizens of such state.

10.7

Parties in Interest; Assignment

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties; provided that (a) any Stockholder shall be permitted to assign its consideration payable hereunder to any third party and (b) any Stockholder which is a corporation may assign its rights and obligations under this Agreement to the principal stockholder of such corporation, or to the principal stockholder of the parent corporation of such stockholder. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

10.8

Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice, The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

Notices to ActiveWorlds and the Sellers shall be sent as follows:

To ActiveWorlds:

ActiveWorlds Corp.

40 Wall Street

58th Floor

New York, NY 10005

Attention: President

with copies to:

Cyruli Shanks Hart  & Zizmor, LLP

420 Lexington Avenue

Suite 2320

New York, NY 10170

Attention: Paul Goodman, Esq.

To the Sellers:

c/o Mr. Jia Zhihong

No. 15 Huangpu Science and Technology Park, Jiangan District

Wuhan Hubei Province, the People’s Republic of China 430023

with copies to:

DLA Piper Hong Kong

40th Floor Bank of China Tower

1 Garden Road

Hong Kong

Attention: Stephen Peepels, Esq.

10.9

Publicity

Until the Closing, the Sellers shall not make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Purchaser.  Purchaser shall have the right to issue any press release, other public disclosure, and any Form 8-K report, which Purchaser deems they are legally obligated to issue.  Any such press release, other public disclosure, and any Form 8-K report, shall be reviewed and commented on by the Sellers prior to its publication, such review and comment by the Sellers to be completed within one (1) business day and if the event no comments are provided within such one (1) business day, Sellers’ right to comment shall be deemed to be waived.

10.10

Third Party Beneficiary.

It is the intention of the Purchaser and the Sellers that Baytree Capital Associates, LLC be deemed a third party beneficiary of the provisions contained in Sections 4.10, 7.10, 7.12, 7.16 and 7.17 herein, and the parties agree that Baytree Capital Associates, LLC shall have the right to enforce the terms of such provisions.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

ACTIVEWORLDS CORP.

By:
Title:

DRAGON LEAD GROUP LTD.

By:
Title:

WUHAN VOGUE-SHOW JEWELRY CO., LTD.

By:
Title:

Baytree Capital Associates, LLC
(solely as to Sections 4.10, 7.10, 7.12,
7.16 and 7.17)

By:
Title: